Exhibit 2.10

IRREVOCABLE PROXY

        The undersigned, shareholder (“Shareholder”) of On Track Innovations Ltd., an Israeli company (the “Company”), hereby irrevocably (to the fullest extent permitted by law) appoints the Escrow Agent as defined under the BLPA (defined bellow), as the sole attorneys-in-fact and proxies of the undersigned with full power of substitution and re-substitution, to vote and put into effect all voting and related rights with respect to, and to grant consent or approval in respect of (in each case, to the full extent that the undersigned is entitled to do so), 480,000 ordinary shares nominal value NIS 0.1 per share, of the Company (“Shares”) issued to the undersigned pursuant to a certain Business Line Purchase Agreement by and between the Company and the undersigned, dated as of February __, 2007 (the “BLPA”).

        Any and all prior proxies heretofore given by the undersigned with respect to any of the Shares are hereby revoked and the undersigned hereby covenants and agrees not to grant any subsequent proxies with respect to any Shares.

        This Proxy is irrevocable (to the fullest extent permitted by law) and is granted as part of the BLPA.

        The attorneys-in-fact and proxies named above are hereby authorized and empowered by the undersigned to act as the undersigned’s attorney-in-fact and proxy to vote the Shares and to exercise all voting, consent and similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents), at every annual, special, adjourned or postponed meeting of the shareholders of the Company and in every written consent in lieu of such meeting until the sale or transfer of the Shares to a third party (the “Termination Date”). Immediately following the Termination Date, the attorneys-in-fact and proxies named above may not exercise this Proxy with respect to any matter.

        Any obligation of the undersigned hereunder shall be binding upon the permitted successors and assigns of the undersigned until the Termination Date.

        In the event the Shareholder, is an officer or director of the Company, nothing in this Proxy shall be construed as preventing or otherwise affecting any actions taken by the Shareholder in its capacity as an officer or director of the Company or in any of its subsidiaries or from fulfilling the obligations of such office (including without limitation, the performance of obligations required by the fiduciary obligations of Shareholder acting solely in his or her capacity as an officer or director).

        This Proxy shall terminate, and be of no force or effect, immediately following the Termination Date.

Barun Electronics Co., Ltd. By: /s/ Wan-Gyun Choi —————————————— Title: President Date: February 16, 2007